EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                     FOR IMMEDIATE RELEASE  October 24, 2006
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ACME UNITED CORPORATION REPORTS 16% NET SALES INCREASE FOR THE THIRD QUARTER

         FAIRFIELD, CONN. - October 24, 2006 - Acme United Corporation (AMEX:ACU) today announced that net sales for the quarter ended September 30, 2006 were $15.5 million compared to $13.4 million in the same period in 2005, an increase of 16% . Net sales for the nine months ended September 30, 2006 were $44.8 million compared to $38.9 million in the same period in 2005, an increase of 15% (14% at constant currency).

         Net income was $1,225,000 or $.33 per diluted share for the third quarter ended September 30, 2006 compared to $200,000 or $.05 per diluted share for the comparable period last year. Excluding a non-recurring pre-tax charge of $1.5 million in the third quarter of 2005 relating to the demolition of a former manufacturing site, net income for that period would have been $1,130,000 or $.29 per diluted share, representing an increase in 2006 of 8% in net income (+14% per diluted share). Net income for the nine months ended September 30, 2006 was $3,490,000, or $.94 per diluted share compared to $2,164,000, or $.57 per diluted share in the comparable period last year. Excluding the non-recurring charge in the third quarter 2005, net income would have been $3,094,000 or $.81 per diluted share representing an increase in 2006 of 13% in net income (+16% per diluted share). Non-GAAP, or pro forma results, are presented to provide an opportunity to make meaningful comparisons to results in prior periods.

          Net sales for the nine months ended September 30, 2006 in the U.S. segment increased 15% as a result of new products, expansion into the pencil sharpener category and market share gains. Sales in Europe and Canada increased by 17% in U.S. dollars and 11% in local currency.

         Gross margins were 42.6% in the third quarter of 2006 versus 46.0% in the comparable period last year. For the first nine months of 2006 gross margins were 43.8% compared to 45.7% in the same period in 2005. The gross margin declines were due to higher sales of items in the highly competitive back to school market, as well as the introduction of new private label programs in the U.S. and Europe.

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

         Walter C. Johnsen, President and CEO, said, "We continue to see the results of new product innovation and attention to customer needs. Our iPoint electronic pencil sharpeners have been very well received, and the award winning Teacher's Choice scissors were among our best sellers during back to school. Acme's patented titanium kitchen shears are demonstrating strong sell through at major retailers throughout the United States. We look forward to introducing additional new cutting, measuring, and safety items this fall."

         The Company's bank debt less cash on September 30, 2006 was $9.3 million compared to $6.1 million on September 30, 2005. The increase in bank debt during the twelve month period was primarily due to the purchase of additional inventory of $3.9 million, increased accounts receivables of $3.4 million resulting from back to school favorable terms, the demolition of a former manufacturing site for $1.5 million partially offset by earnings.

         ACME UNITED CORPORATION is a specialized supplier of cutting devices, measuring instruments, and safety products for school, home, office and industrial use.

         Forward-looking statements in this report, including without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (iii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

                                     # # #

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
                             ACME UNITED CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                            THIRD QUARTER REPORT 2006

                                                            Quarter Ended         Quarter Ended
                                                          September 30, 2006    September 30, 2005
Amounts in $000's except per share data                      (Unaudited)           (Unaudited)
---------------------------------------------------------------------------------------------------

Net sales                                                     $ 15,532              $ 13,400
Gross profit                                                     6,624                 6,166
Selling, general, and administrative expenses                    4,506                 4,159
Non-recurring charge                                                 -                 1,500
Other (income) expense                                             (35)                   86
Interest expense                                                   207                    83
Pre-tax income                                                   1,946                   338
Income tax expense                                                 721                   138
Net income                                                       1,225                   200
Earnings per diluted share                                        0.33                  0.05


Reconciliation to reported net income (GAAP)
     Pre-tax income as reported (GAAP)                           1,946                   338
     Non-recurring charge                                            -                 1,500
     Pre-tax income as adjusted                                  1,946                 1,838
     Income tax expense as adjusted                                721                   708
     Net income as adjusted                                      1,225                 1,130
     Earnings per diluted share before non-recurring charge       0.33                  0.29

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

                             ACME UNITED CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                            THIRD QUARTER REPORT 2006

                                                          Nine Months Ended     Nine Months Ended
                                                          September 30, 2006    September 30, 2005
Amounts in $000's except per share data                      (Unaudited)           (Unaudited)
---------------------------------------------------------------------------------------------------

Net sales                                                     $ 44,774              $ 38,887
Gross profit                                                    19,604                17,758
Selling, general, and administrative expenses                   13,760                12,455
Non-recurring charge                                              (149)                  232
Other (income) expense                                               -                 1,500
Interest expense                                                   462                   139
Pre-tax income                                                   5,531                 3,432
Income tax expense                                               2,041                 1,268
Net income                                                       3,490                 2,164
Earnings per diluted share                                        0.94                  0.57


Reconciliation to reported net income (GAAP)
     Pre-tax income as reported (GAAP)                           5,531                 3,432
     Non-recurring charge                                            -                 1,500
     Pre-tax income as adjusted                                  5,531                 4,932
     Income tax expense as adjusted                              2,041                 1,838
     Net income as adjusted                                      3,490                 3,094
     Earnings per diluted share before non-recurring charge       0.94                  0.81

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

                             ACME UNITED CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            THIRD QUARTER REPORT 2006
                                   (Unaudited)

Amounts in $000's                                     September 30, 2006    September 30, 2005
-----------------------------------------------------------------------------------------------
Assets:
Current assets:
     Cash                                                 $  2,854              $    518
     Accounts receivable, net                               14,896                11,491
     Inventories                                            15,645                11,699
     Prepaid and other current assets                        1,105                 1,007
                                               -------------------------------------------------
Total current assets                                        34,500                24,715

     Property and equipment, net                             2,591                 2,759
     Other assets                                            1,633                   847
                                               -------------------------------------------------
Total assets                                              $ 38,724              $ 28,321
                                               =================================================

Liabilities and stockholders' equity:
Current liabilities
     Accounts payable                                        3,641                 1,918
     Other current liabilities                               4,137                 5,285
                                               -------------------------------------------------
Total current liabilities                                    7,778                 7,203
Long-term debt                                              12,124                 6,587
Other non current liabilities                                1,110                   551
                                               -------------------------------------------------
                                                            21,012                14,341
Total stockholders' equity                                  17,712                13,980
                                               -------------------------------------------------
Total liabilities and stockholders' equity                $ 38,724              $ 28,321
                                               =================================================

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